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                                                                    Exhibit 2.19

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into this 27th day of February 2001 among KENDLE INTERNATIONAL INC., an Ohio corporation ("Kendle"), ANTHONY C. CELESTE, BARBARA CELESTE REVOCABLE TRUST, MICHAEL CELESTE and CHARLES CELESTE (collectively the "Sellers"; individually, a "Seller"). Kendle and the Sellers are referred to herein collectively as the "Parties".

                                    RECITALS
                                    --------

         A. The Sellers, in the aggregate, own all of the issued and outstanding capital stock of AAC Consulting Group, Inc., a Maryland corporation ("TARGET").

         B. This Agreement contemplates a transaction in which Kendle will purchase from the Sellers, and the Sellers will sell to Kendle, all of the issued and outstanding capital stock of TARGET in return for cash and Kendle Shares.

         NOW, THEREFORE, in consideration of the premises and the mutual undertakings and agreements herein made, the Parties agree as follows:

         1.       DEFINITIONS.

         "AAC BUSINESS" has the meaning set forth in Section 10(a) below.

         "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including (without limitation) court costs and reasonable attorneys' fees and expenses.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code sec.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "AGREEMENT TO PRESERVE GOODWILL" means the document to be executed and delivered by each Seller pursuant to Section 7(a)(x) herein.


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         "AVERAGE KENDLE SHARE PRICE" has the meaning set forth in Section
2(b)(i) below.

         "BASE AMOUNT" has the meaning set forth in Section 2(b)(i) below.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction known to Sellers that forms or could reasonably form the basis for any specified consequence.

         "BUSINESS" has the meaning set forth in Section 10(a) below.

         "CASH CLOSING PAYMENT" has the meaning set forth in Section 2(b) below.

         "CLOSING" has the meaning set forth in Section 2(f) below.

         "CLOSING DATE" has the meaning set forth in Section 2(f) below.

         "CLOSING SHARES" has the meaning set forth in Section 2(b) below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code sec.4980B.

         "CONFIDENTIAL INFORMATION" has the meaning set forth in the Non-Competition and Non-Disclosure Covenants annexed as Exhibit 7(a)(ix).

         "CONTROLLED GROUP" has the meaning set forth in Code sec. 1563.

         "DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Parties hereto pursuant to Sections 3 and 4 below. Nothing contained in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the exception is identified in the Disclosure Schedule with reasonable particularity, describing the relevant facts in reasonable detail. Matters disclosed pursuant to one provision, subprovision, section or subsection of this Agreement or of the Disclosure Schedule are deemed disclosed for all purposes of the Disclosure Schedule and the representations and warranties contained in this Agreement, but only to the extent that it is reasonably apparent that such disclosure would be responsive to or fulfill the disclosure requirements of the other provisions, subprovisions, sections or subsections thereof or hereof. Inclusion of a matter on a Section of the Disclosure Schedule shall expressly not be deemed to constitute admission by either party, nor otherwise imply, that any such matter is material or create a measure for materiality for the purpose of this Agreement.




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         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA sec.3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA sec.3(1).

         "EMPLOYMENT AGREEMENTS" has the meaning set forth in Section 7(a)(vii) below.

         "ENCUMBRANCE" means any Security Interest, warrant, option, purchase right, preemptive right, or other right or claim of any character that restricts the transfer of capital stock.

         "ENVIRONMENTAL LAW" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") 42 U.S.C. secs. 9601 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. secs. 1801 ET. SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.secs. 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.secs. 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. secs. 2601 ET SEQ.; the Clean Air Act, 42 U.S.C.
secs. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. secs. 3808 ET SEQ.; and their counterparts under any state or local laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means each entity which is treated as a single employer with TARGET for purposes of Code sec.414.

         "ESCROW AGREEMENT" has the meaning set forth in Section 2(b) below.

         "ESCROW SHARES" has the meaning set forth in Section 2(b) below.

         "FIDUCIARY" has the meaning set forth in ERISA sec. 3(21).

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 4(g) below.



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         "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

         "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any governmental authority.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d) below.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d) below.

         "INFORMATION TECHNOLOGY" means computer software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related items of automated, computerized, or software system(s) that are used or relied on by a Person in the conduct of its business.

         "INSIDE SHAREHOLDERS" shall mean Michael Celeste and Anthony Celeste.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including related technical documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "KENDLE" has the meaning set forth in the preface above.



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         "KENDLE BANK CREDITORS" means Keybank National Association, Bank One,
NA, and Fifth Third Bank.

         "KENDLE MATERIAL ADVERSE CHANGE" has the meaning set forth in Section 7(b)(vii) below.

         "KENDLE SHARES" has the meaning set forth in Section 2(b) below.

         "KNOWLEDGE" means, unless otherwise indicated, knowledge after reasonable investigation. For purposes of this definition, "reasonable investigation" shall not impose an obligation upon TARGET or Sellers to (i) conduct a survey of state tax laws or (ii) interview or discuss with any third party with respect to a matter other than an officer, director or key employee of TARGET or other than other Sellers.

         "KNOWLEDGE OF THE TARGET" means Knowledge of Anthony Celeste and/or Michael Celeste.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

         "MARKET VALUE" has the meaning set forth in Section 2(b) below.

         "MAXIMUM INDEMNIFICATION OBLIGATION" has the meaning set forth in
Section 8(b)(iii) below.

         "MOST RECENT AUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 4(g) below.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 4(g) below.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 4(g) below.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA sec.3(37).

         "NON-COMPETITION TERM" has the meaning set forth in Section 10(a) below.



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         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with the Person's past custom and practice (including with respect to quantity and frequency).

         "PARTY" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PURCHASE PRICE" has the meaning set forth in Section 2(b) below.

         "REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in Section 3(a)(v) below.

         "RELEASE" has the meaning set forth in Section 7(a)(viii) below.

         "REPORTABLE EVENT" has the meaning set forth in ERISA sec.4043.

         "SEC" has the meaning set forth in Section 3(b)(v) below.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLERS" has the meaning set forth in the preface above.

         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "TARGET" has the meaning set forth in the first recital above and shall include all predecessor entities, and its wholly owned subsidiary, AAC Consulting Ltd.



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         "TARGET MATERIAL ADVERSE CHANGE" has the meaning set forth in Section
7(a)(xi) below.

         "TARGET SHARE" means any share of the common stock, $.00005 par value, of TARGET.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code sec.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 8(d) below.

         2.       PURCHASE AND SALE OF TARGET SHARES.

                  (a)      BASIC TRANSACTION.

         On and subject to the terms and conditions of this Agreement, Kendle agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to Kendle, all of his, her or its TARGET Shares for the consideration specified below in this Section 2.

                  (b)      PURCHASE PRICE.

         At the Closing, Kendle shall pay the Sellers a purchase price of Fifteen Million Two Hundred Fifty Thousand Dollars ($15,250,000) (the "Purchase Price"), Ten Million Six Hundred Seventy Five Thousand Three Dollars and Fifteen Cents ($10,675,003.15) (the "Cash Closing Payment") of which shall be paid in cash at the Closing, Three Million Fifty Thousand One Dollars and Ninety Seven Cents ($3,050,001.97) of which shall be paid at the Closing to Sellers in shares of Kendle common stock, no par value ("Kendle Shares"), valued (the value so established being hereinafter referred to as the "Market Value") as set forth below (the Kendle Shares to be issued to the Sellers at Closing hereunder being hereinafter referred to as the "Closing Shares"), which shall be subject to demand registration rights (as set forth in the Registration Rights Agreement which shall be in the form of Exhibit 7(b)(vi) hereto), and One Million Five Hundred Twenty Four Thousand Nine Hundred Ninety Four Dollars and Eighty Eight Cents ($1,524,994.88) of which shall be paid in Kendle Shares, valued at Market Value to the Fifth Third Bank, as escrow agent under the Escrow Agreement (which shall be in the form




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of Exhibit 2(b)(i) hereto), which shall be subject to demand registration rights subject to the Escrow Agreement (the Kendle Shares to be delivered at Closing to the Fifth Third Bank under the terms of the Escrow Agreement, being hereinafter referred to as the "Escrow Shares") (the Closing Shares and the Escrow Shares collectively, the "Kendle Share Consideration").

         The parties agree that for Tax purposes the Cash Closing Payment, the Closing Shares, the Escrow Shares and any other consideration payable to Sellers hereunder with respect to their TARGET Shares will be treated as Purchase Price. The parties also agree that for Tax purposes that the Purchase Price shall be allocated as set forth on Exhibit 2(b)(ii) to be attached hereto prior to the Closing.

         The Market Value of the Kendle Shares for purposes of determining the number of Closing Shares and Escrow Shares to be delivered to Sellers and Fifth Third Bank at Closing shall be determined as set forth below:

                           (i) If the average closing share price of Kendle
                  Shares for the twenty (20) trading days preceding five (5) trading days before Closing ("Average Kendle Share Price") is between $10.75 per share and $6.75 per share, then the Market Value shall be $8.75 per share ("Base Amount").

                           (ii) If the Average Kendle Share Price is between
                  $5.75 and $6.74 then the Market Value shall be equal to the Base Amount less the difference between $6.75 and the Average Kendle Share Price.

                           (iii) If the Average Kendle Share Price is greater
                  than $10.75, then the Market Value shall be equal to the Average Kendle Share Price.

                           (iv) If the Average Kendle Share Price is less than
                  $5.75, Kendle and the Sellers shall attempt to renegotiate the Market Value in good faith, but either Kendle or the Sellers shall have the right to terminate this Agreement if agreement on the Market Value is not reached within two (2) business days after the start of such renegotiation.

                  (c) INTENTIONALLY LEFT BLANK.

                  (d) INTENTIONALLY LEFT BLANK.

                  (e) INTENTIONALLY LEFT BLANK.

                  (f) THE CLOSING.

         The closing of the transactions contemplated by this Agreement (the "CLOSING") shall, if (and to the extent that) a physical closing is required, take place at the offices of Kendle, commencing at 9:00 a.m., local time, on February 27, 2001 or such other later date as the





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conditions to each Party's obligations to close set forth in Section 7 of this
Agreement shall have been satisfied or waived or such other date as Kendle and the Sellers may mutually determine (the "CLOSING DATE").

                  (g) DELIVERIES AT THE CLOSING.

         At the Closing, (i) the Sellers will deliver to Kendle the various certificates, instruments and documents referred to in Section 7(a) below, (ii) Kendle will deliver to the Sellers the various certificates, instruments and documents referred to in Section 7(b) below, (iii) each of the Sellers will deliver to Kendle stock certificates representing all of his, hers or its TARGET Shares, endorsed in blank or accompanied by duly executed assignment documents as may be reasonably requested by Kendle, and (iv) Kendle will deliver to the Sellers the consideration specified in Section 2(b) above.

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                  (a)      REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

         Each of the Sellers represents and warrants to Kendle that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement with respect to himself, herself or itself (but not with respect to any other Seller).

                           (i) INTENTIONALLY LEFT BLANK.

                           (ii) AUTHORIZATION OF TRANSACTION. The Seller has
                  full power and authority (including, if the Seller is a trust, full trust power and authority) to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (iii) NONCONTRAVENTION. Neither the execution and the
                  delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is a trust, any provision of its organizational documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license,





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                  instrument, or other arrangement to which the Seller is a
                  party or by which he, she or it is bound or to which any of his, her or its assets is subject.

                           (iv) BROKERS' FEES. Other than liability or
                  obligation to Sperry, Mitchell & Company Inc.(which shall be satisfied by the Sellers and not TARGET or Kendle), the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Kendle could become liable or obligated.

                           (v) INVESTMENT. Each Seller receiving Kendle Share
                  Consideration (A) understands that Kendle Share Consideration has not been, and will not be, registered under the Securities Act, or under any state securities laws, other than subsequent to the Closing pursuant to the terms and conditions set forth in the Registration Rights Agreement among Kendle and Sellers to be executed and delivered at Closing in the form of Exhibit 7(b)(vi) hereto (the "Registration Rights Agreement"), and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
                  (B) is acquiring Kendle Shares solely for his or her own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters,
                  (D) has received certain information concerning Kendle and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Kendle Shares, and (E) is able to bear the economic risk and lack of liquidity inherent in holding Kendle Shares.

                           (vi) TARGET SHARES. The Sellers hold of record and
                  own beneficially the number of TARGET Shares set forth next to his, her or its name in Section 4(b) of the Disclosure Schedule, free and clear of any Encumbrances (other than restrictions on transfer imposed by federal and state securities laws and regulations). Each Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of TARGET. Each Seller hereby represents that 100% of the Target Shares outstanding are set forth on Section 4(b) of the Disclosure Schedule.

                  (b) REPRESENTATIONS AND WARRANTIES OF KENDLE.

         Kendle represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement.

                           (i) ORGANIZATION OF KENDLE. Kendle is a corporation
                  organized, validly existing and in good standing under the laws of the State of Ohio. Kendle is duly authorized to conduct business and is in good standing (or the local law equivalent) under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such authorization necessary, other than in such





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                  jurisdictions where the failure to be so qualified will not result in a Kendle Material Adverse Change. Kendle has full corporate power and authority and all material licenses, permits and authorizations necessary to conduct the businesses in which it is engaged and in which it currently proposes to engage and to own and use the properties owned and used by it, except where the failure to have such license, permits and authorizations would not result in a Kendle Material Adverse Change.

                           (ii) AUTHORIZATION OF TRANSACTION. Kendle has full
                  power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Kendle, enforceable in accordance with its terms and conditions. Assuming the truth and correctness of the Sellers' statements in Section 3(a)(v) of this Agreement, Kendle need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (iii) NONCONTRAVENTION. Neither the execution and the
                  delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Kendle is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Kendle is a party or by which it is bound or to which any of its assets is subject.

                           (iv) CAPITALIZATION. Kendle's authorized equity
                  securities consist of Forty-Five Million (45,000,000) shares of common stock, no par value per share, and One Hundred Thousand (100,000) shares of undesignated preferred stock, no par value per share. As of December 31, 2000, 11,763,307 shares of common stock were issued and outstanding, and no shares of undesignated preferred stock were issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Kendle to issue, sell or otherwise cause to become outstanding any of its capital stock except pursuant to Kendle's employee benefit plans filed with the SEC (defined below) and the Shareholder Rights Agreement dated August 13, 1999 between Kendle and Fifth Third Bank, as Rights Agent. The Kendle Shares to be received by the Sellers in connection with the transactions contemplated hereby will be duly authorized, validly issued, fully paid and non-assessable shares of common stock free and clear of any and all Encumbrances other than restrictions on transfer imposed by federal and state securities laws and regulations and notifications or filings required by NASDAQ.




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                           (v) SEC REPORTS. Kendle has timely filed with the
                  U.S. Securities and Exchange Commission ("SEC") all materials and documents required to be filed by it under the Securities Exchange Act. All the materials and documents filed with the SEC by Kendle since July 2, 1997, including its initial Registration Statement on Form S-1, are hereinafter referred to as the "Kendle SEC Reports." Section 3(b) of the Disclosure Schedule lists all the Kendle SEC Reports filed on or prior to the date of this Agreement. The Kendle SEC Reports, copies of which have been delivered to the Sellers, are true and correct in all material respects, including the financial statements and other financial information contained therein, and do not omit to state any material fact necessary to make the statements in such Kendle SEC Reports, in light of the circumstances in which they were made, not misleading. The financial statements included in the Kendle SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity and cash flow of Kendle and its subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. Since the date of the most recent Kendle SEC Report, there has been no Kendle Material Adverse Change.

                           (vi) BROKERS' FEES. Kendle has no Liability or
                  obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                           (vii) INVESTMENT. Kendle is not acquiring TARGET
                  Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                           (viii) INFORMATION REGARDING TARGET. Kendle confirms
                  that Sellers have made available to Kendle and its representatives and agents the opportunity to ask questions of the officers and management employees of TARGET and to acquire such additional information about the business and financial condition of TARGET as Kendle has requested, and all such information has been received.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING TARGET.

         The Sellers, jointly and severally, represent and warrant to Kendle that the statements contained in this Section 4 are correct and complete as of the date of this Agreement except as set forth in the Disclosure Schedule.

                  (a)      ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.

         TARGET is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. TARGET is duly authorized to conduct business and is in good standing (or the local equivalent) under the laws of each jurisdiction set forth in Section 4(a) of the Disclosure Schedule and the failure to so qualify in any other jurisdiction will not result in a TARGET Material Adverse Change. Except as set forth in Section 4(a) of the Disclosure Schedule, TARGET has full corporate power and authority and all licenses, permits, and authorizations necessary to conduct the businesses in which it is engaged in the State of Maryland and in which it currently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of TARGET. The Sellers have delivered to Kendle correct and complete copies of the charter and bylaws of TARGET (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books of TARGET are correct and complete in all material respects. TARGET is not in default under or in violation of any provision of its charter or bylaws.

                  (b)      CAPITALIZATION.

         The authorized capital stock of TARGET consists of six million (6,000,000) TARGET Shares, of which three million (3,000,000) TARGET Shares are issued and outstanding and no TARGET Shares are held in treasury. All of the issued and outstanding TARGET Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and beneficially by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. Except as set forth in Section 4(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require TARGET to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to TARGET. TARGET is not a party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of TARGET.

                  (c)      NONCONTRAVENTION.

         Except as set forth in Section 4(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, except where such violation or failure would not result in a TARGET Material Adverse Change, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which TARGET is subject or any provision of the charter or bylaws of TARGET or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license instrument to which TARGET is a party or by which it is bound or to which any of its assets is subject; or (iii) result in the imposition of any Security Interest upon any of TARGET'S assets. TARGET does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for TARGET to consummate the transactions contemplated by this Agreement.

                  (d)      BROKERS' FEES.

         Other than liability or obligation to Sperry, Mitchell & Company (which shall be satisfied by Sellers and not TARGET) TARGET has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (e)      TITLE TO ASSETS.

         Except as set forth on Section 4(e) of the Disclosure Schedule, TARGET has good title to, or a valid leasehold interest in, the properties and assets used by it, or shown on the Most Recent Balance Sheet (as defined in Section 4(g)) or acquired after the date thereof, free and clear of all Security Interests, excepting only properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and certain other properties and assets involving in the aggregate more than Twenty Five Thousand Dollars ($25,000.00) disposed of other than in the Ordinary Course of Business as disclosed on the Disclosure Schedule.

                  (f)      SUBSIDIARIES.

         As more fully disclosed on Section 4(f) of the Disclosure Schedule, TARGET has one inactive Subsidiary. Section 4(f) of the Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each corporation or other entity in which TARGET has a direct or indirect equity or ownership interest in any business and the number of (and percentage of outstanding) shares or other interests owned by TARGET. All of such shares or other interests are owned free and clear of any Encumbrances other than restrictions on transfer imposed by foreign, federal and state securities laws and regulations and such shares or other interests are duly authorized, validly issued, fully paid and non-assessable and do not subject the holder thereof to further liability for capital contributions. Each corporation or other entity listed on Section 4(f) of the Disclosure Schedule validly exists, has been duly incorporated or organized under applicable law and is in good standing (or the local law equivalent). To the Knowledge of the Sellers, each such corporation or other entity has full corporate or other power and authority and possesses all material licenses, permits and authorizations necessary for it to conduct the business in which it is engaged and in which it currently proposes to engage and to own and use the properties owned and used by it, except where the failure to have such licenses, permits and authorizations will not result in a TARGET Material Adverse Change. TARGET is not party to any voting trusts, proxies or other agreements or understandings with respect to the voting or capital stock of any such corporation or entity. Prior to Closing, the Sellers shall deliver to Kendle: (A) true, complete and correct copies of the charter or other organizational documents of each corporation or other entity listed on Section 4(f) of the Disclosure Schedule;

and (B) copies of all material financial information with respect to such corporations or other entities in the possession of or under the control of the Sellers.

                  (g)      FINANCIAL STATEMENTS.

         Attached hereto as Exhibit 4(g) are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income and changes in stockholders' equity for TARGET as of and for the fiscal years ended December 31, 1999 and December 31, 1998; (ii) an audited financial statement, including balance sheet, statement of income, changes in stockholders equity, cash flow and related notes as of and for the ten (10) month period ended October 31, 2000 (the "Most Recent Audited Financial Statements"); and (iii) an unaudited balance sheet ("Most Recent Balance Sheet") and statement of income, (collectively, the "Most Recent Financial Statements") as of and for the fiscal year ended December 31, 2000 (the "Most Recent Fiscal Year End") for TARGET. Except to the extent identified by Deloitte & Touche LLP's audit of the October 31, 2000 financial statements of TARGET and in
Section 4(g) of the Disclosure Schedule, the Most Recent Audited Financial Statements have and, to the Knowledge of Sellers, the Most Recent Financial Statements (including the notes thereto) have in all material respects been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of TARGET as of such dates and the results of operations of TARGET for such periods and are consistent with the books and records of TARGET; PROVIDED, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

                  (h)      EVENTS SUBSEQUENT TO OCTOBER 31, 2000.

         Except as set forth in Section 4(h) of the Disclosure Schedule, since October 31, 2000, there has not been any TARGET Material Adverse Change. Without limiting the generality of the foregoing, since that date:

                           (i) TARGET has not sold, leased, transferred, or
                  assigned any of its assets, tangible or intangible, involving in the aggregate more than Twenty Five Thousand Dollars ($25,000.00) other than for a fair consideration in the Ordinary Course of Business;

                           (ii) other than agreements and contracts with
                  customers, as to which One Hundred Thousand Dollars ($100,000) shall be the disclosure threshold for Section 4(h) of the Disclosure Schedule, TARGET has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than Twenty Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;

                           (iii) no party (including TARGET) has accelerated,
                  terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than Twenty Five Thousand Dollars ($25,000) to which TARGET is a party or by which it is bound;

                           (iv) TARGET has not imposed or permitted to be
                  imposed any Security Interest upon any of its assets, tangible or intangible;

                           (v) TARGET has not made any capital expenditure (or
                  series of related capital expenditures) either involving more than Twenty Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;

                           (vi) TARGET has not made any capital investment in,
                  any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than Twenty Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;

                           (vii) TARGET has not issued any TARGET Share, bond,
                  or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than Twenty Five Thousand Dollars ($25,000) singly or Twenty Five Thousand Dollars ($25,000) in the aggregate;

                           (viii) TARGET has not delayed or postponed the
                  payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                           (ix) TARGET has not canceled, compromised, waived, or
                  released any right or claim (or series of related rights and claims) either involving more than Twenty Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business, other than the note due TARGET from Anthony Celeste in the amount of One Hundred Seventy One Thousand Fifty-Four and 18/100 Dollars ($171,054.18) (the "AC Note") and from Michael Celeste in the amount of Sixteen Thousand Eight Hundred Eighty-Three and 34/100 Dollars ($16,883.34) (the "MC Note");

                           (x) TARGET has not granted any license or sublicense
                  of any rights under or with respect to any Intellectual Property;

                           (xi) there has been no change made or authorized in
                  the charter or bylaws of TARGET;

                           (xii) TARGET has not declared, set aside, or paid any
                  dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                           (xiii) TARGET has not experienced any damage,
                  destruction, or loss (whether or not covered by insurance) to its property in excess of Twenty Five Thousand Dollars ($25,000);

                           (xiv) TARGET has not made any loan (that will remain
                  outstanding on the Closing Date) to or with any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xv) TARGET has not entered into any employment
                  contract or collective bargaining agreement, written or oral, or changed or modified the terms of any existing such contract or agreement;

                           (xvi) TARGET has not granted any increase in the base
                  compensation of any of its directors, officers, and employees outside the Ordinary Course of Business, except that TARGET has paid discretionary one-time bonuses to certain of its employees as disclosed on Section 4(h) of the Disclosure Schedule and discretionary bonuses to all of the Sellers, other than Barbara Celeste;

                           (xvii) TARGET has not adopted, amended, modified, or
                  terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                           (xviii) TARGET has not made or pledged to make any
                  charitable or other capital contribution outside the Ordinary Course of Business;

                           (xix) there has not been any other material
                  occurrence, event or transaction outside the Ordinary Course of Business; and,

                           (xx) TARGET has not committed to any of the
                  foregoing.

                  (i)      UNDISCLOSED LIABILITIES.

         TARGET has no Liability, including but not limited to Liabilities relating to its wholly owned subsidiary, AAC Consulting Ltd., and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability, that individually or in the aggregate is material to the results of operations or the financial or other condition of TARGET except for
(i) Liabilities reflected or reserved against on the Most Recent Balance Sheet or described on Section 4(i) of the Disclosure Schedule or in the notes to the Most Recent Financial Statements; or (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach by TARGET of any contract or warranty, by any TARGET tort or infringement or by any violation of law by TARGET).

                  (j)      LEGAL COMPLIANCE.

         TARGET has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where such failure to comply would not, individually or in the aggregate, create a TARGET Material Adverse Change; and to the Knowledge of the Sellers, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure to comply.

                  (k)      TAX MATTERS.

         Except as disclosed on Section 4(k) of the Disclosure Schedule:

                           (i) TARGET has filed all Tax Returns that it was
                  required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by TARGET (whether or not shown on any Tax Return) except for Taxes not yet due and payable have been paid and appropriate and adequate reserves with respect to all Taxes have been made in TARGET's books and records. TARGET is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made to TARGET by an authority in a jurisdiction where TARGET does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of TARGET that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) TARGET has withheld and paid all Taxes required
                  to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) TARGET does not expect any authority to assess
                  any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of TARGET either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers of TARGET has Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to TARGET (including Tax Returns filed by a Seller relating to TARGET activities) for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to Kendle correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by TARGET since December 31, 1997.

\

                           (iv) TARGET has not waived any statute of limitations
                  in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) TARGET has not filed a consent under Code
                  sec.341(f) concerning collapsible corporations. TARGET has not made any payments, is obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code sec.280G. TARGET has not been a United States real property holding corporation within the meaning of Code sec.897(c)(2) during the applicable period specified in Code sec.897(c)(1)(A)(ii). TARGET has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code sec.6662. TARGET is not a party to any Tax allocation or sharing agreement. TARGET (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was TARGET) or (B) does not have any Liability for the Taxes of any Person (other than of TARGET) under Reg. sec.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (vi) Intentionally Left Blank

                           (vii) No tax authority in any jurisdiction in which
                  TARGET does not file Tax Returns has made or asserted to TARGET a claim that TARGET (or any Seller) is subject to taxation in that jurisdiction based on the activities of TARGET.

                           (viii) TARGET has not agreed to, and is not required
                  to include in its income, any adjustment pursuant to Code
                  Section 481(c) (or comparable provisions of any state or local law) by reason of a change in accounting method or otherwise.

                           (ix) To the Knowledge of Sellers, the unpaid Taxes of
                  TARGET (A) did not, as of the Most Recent Fiscal Year End, exceed the reserve for Tax Liability (including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (including any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TARGET in filing their Tax Returns.

                  (l)      REAL PROPERTY.

                           (i) TARGET owns no real property.

                           (ii) Section 4(l)(ii) of the Disclosure Schedule
                  lists all real property leased or subleased to TARGET. The Sellers have delivered to Kendle correct and complete copies of the leases and subleases listed in Section 4(l)(ii) of the Disclosure

                  Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l)(ii) of the Disclosure
                  Schedule:

                                    (A) to the Knowledge of the Sellers, except
                           as disclosed on Section 4(l)(ii) of the Disclosure Schedule, the lease or sublease is in full force and effect and will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (B) TARGET is not in material breach or
                           material default and has not repudiated and to the Knowledge of Sellers no other party to the lease or sublease is in material breach or material default and no such other party has notified TARGET that it is repudiating such lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a material breach or material default by TARGET or permit termination, modification, or acceleration thereunder;

                                    (C) TARGET has not assigned, transferred,
                           conveyed, mortgaged, deeded in trust, or encumbered any interest in such leasehold or subleasehold;

                                    (D) all facilities leased or subleased
                           thereunder are supplied with utilities and other services and to the Knowledge of the Sellers (without duty to further investigate) have all licenses and permits that are material for the operation of TARGET's business as currently conducted thereat and as currently proposed to be conducted thereat; and,

                                    (E) to the Knowledge of the Sellers (without
                           duty to further investigate), the owner of each facility leased or subleased to TARGET has good and marketable title to the parcel of real property free and clear of any Security Interest other than Security Interests that do not materially impair TARGET's use of such facility.

                           (iii) TARGET has no Liability relating to its real
                  property lease for the property located at 7475 Wisconsin Avenue, Suite 850, Bethesda, Maryland 20814.

                  (m)      INTELLECTUAL PROPERTY.

                           (i) Except as set forth on Section 4(m) of the
                  Disclosure Schedule, TARGET owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property that is material to the operation of the businesses of TARGET as currently conducted and as currently proposed to be conducted. Except as set forth on Section 4(m) of the Disclosure Schedule, each such material item of

                  Intellectual Property will be owned or available for use by TARGET on identical terms and conditions immediately subsequent to the Closing hereunder.

                           (ii) To the Knowledge of Sellers and of TARGET,
                  TARGET has never received any written charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation by TARGET (including any claim that TARGET must license or refrain from using) of any Intellectual Property rights of any third party. To the Knowledge of any of the Sellers and the directors and officers of TARGET, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of TARGET.

                           (iii) Section 4(m)(i) of the Disclosure Schedule
                  identifies each patent or registration which has been issued to TARGET with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which TARGET has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which TARGET has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to Kendle correct and complete copies of all such patents, registrations, licenses, agreements, and permissions (as amended to date) and have made available to Kendle correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item and will on the Closing Date deliver to Kendle correct and complete copies of all such applications. Section 4(m)(i) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by TARGET in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(i) of the Disclosure Schedule:

                                    (A) TARGET has all right, title, and
                           interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                    (B) the item is not subject to any
                           outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (C) no action, suit, proceeding, hearing,
                           investigation, charge, complaint, claim, or demand is pending against TARGET or, to the Knowledge of any of the Sellers and the directors and officers of TARGET, is threatened against TARGET which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (D) TARGET has not agreed to indemnify any
                           Person for or against any interference, infringement, misappropriation, or other conflict with respect to such item.

                           (iv) Section 4(m)(iv) of the Disclosure Schedule
                  identifies each material item of Intellectual Property that any third party owns and that TARGET uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to Kendle correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:

                                    (A) to the Knowledge of the Sellers, the
                           license, sublicense, agreement, or permission covering the item is in full force and effect and will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                                    (B) to the Knowledge of the Sellers, no
                           party to the license, sublicense, agreement, or permission is in material breach or material default or has repudiated such license, sublicense, agreement or permission, and no event has occurred which with notice or lapse of time would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

                                    (C) to the Knowledge of Sellers the
                           underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (D) to the Knowledge of any of the Sellers
                           and the directors and officers (and employees with responsibility for Intellectual Property matters) of TARGET no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand, is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (E) TARGET has not granted any sublicense or
                           similar right with respect to the license, sublicense, agreement, or permission.

                           (v) To the Knowledge of any of the Sellers and the
                  directors and officers of TARGET, TARGET will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as currently conducted and as currently proposed to be conducted.

                           (vi) To the Knowledge of Sellers, the Information
                  Technology of TARGET is "Year 2000 compliant" in that it correctly performs all date-related operations (A) without human intervention, other than original data entry of any date, (B) without regard to whether any date involved in the operation occurs in the twentieth or twenty-first centuries and (C) without regard to the system date at the time the calculation is performed. Without limiting the foregoing, such technology must (1) accept as input (by key entry or otherwise) fully specified dates (four-digit year, month and day of month), (2) if two-digit year specifications are accepted as input, correctly translate such dates without human intervention into fully specified dates in a manner that unambiguously preserves the user's intent in light of the application context, (3) perform all date-related arithmetic and logical operations correctly (for example, January 2, 2000 is greater than December 31, 1999; January 2, 2000 minus December 31, 1999 equals two days), (4) sort date-related information in correct chronological order, (5) otherwise correctly process (update, maintain, report) dates, and (6) store internal, date-related information (including all interim date-related results) in a manner that is unambiguous (in the context of software processing) as to century and permits all of the foregoing to occur correctly without human intervention.

                  (n)      TANGIBLE ASSETS.

         TARGET owns or leases all facilities, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as currently conducted and as currently proposed to be conducted. Each such tangible asset having a net book value of greater than Five Hundred Dollars ($500) is in reasonable operating condition and a reasonable state of repair (ordinary wear and tear excepted), and is suitable for the purposes for which it currently is used and currently is proposed to be used. Section 4(n) of the Disclosure
Schedule identifies each such item of tangible personal property having a net book value of greater than Five Hundred Dollars ($500).

                  (o)      CONTRACTS.

         Section 4(o) of the Disclosure Schedule lists the following contracts and other agreements to which TARGET is a party:

                           (i) any agreement (or group of related agreements)
                  for the lease of personal property (other than capitalized lease obligations) to or from any Person providing for lease payments in excess of Twenty Five Thousand Dollars ($25,000) per annum;

                           (ii) other than agreements and contracts with
                  customers, as to which Fifty Thousand Dollars ($50,000) shall be the disclosure threshold for Section 4(o) of the Disclosure Schedule, any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to TARGET, or involve consideration in excess of Twenty Five Thousand Dollars ($25,000);

                           (iii) any agreement concerning a partnership or joint
                  venture;

                           (iv) any agreement (or group of related agreements)
                  under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Twenty Five Thousand Dollars ($25,000);

                           (v) any agreement concerning confidentiality or
                  non-competition other than standard provisions in contracts with TARGET's customers or suppliers or employees;

                           (vi) any agreement with any of the Sellers and their
                  Affiliates (other than TARGET);

                           (vii) any profit sharing, stock option, stock
                  purchase, phantom stock, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                           (viii) any collective bargaining agreement;

                           (ix) any agreement for the employment of any
                  individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Twenty Five Thousand Dollars ($25,000), or providing severance benefits in excess of Twenty Five Thousand Dollars ($25,000), or providing for payment in the event of a change of control of TARGET;

                           (x) any agreement under which it has advanced or
                  loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xi) any agreement under which the consequences of a
                  default or termination could have a TARGET Material Adverse Change;

                           (xii) other than agreements or contracts with
                  customers, any other agreement (or group of related agreements) the performance of which involves consideration in excess of Twenty Five Thousand Dollars ($25,000); and

                           (xiii) any agreement which by its terms will
                  terminate upon a change in control of TARGET.

The Sellers have delivered to Kendle a correct and complete copy of each written agreement listed in Section 4(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(o) of the Disclosure Schedule. With respect to each such agreement: (A) to the Knowledge of the Sellers, the agreement is in full force and effect; (B) to the Knowledge of the Sellers, the agreement will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Sellers, no party is in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default by either party to such agreement, or permit termination, modification, or acceleration, under the agreement; and (D) TARGET has not repudiated and to the Knowledge of the Sellers, no other party has repudiated any provision of the agreement. Except as listed on Section 4(o) of the Disclosure Schedule, TARGET is not a party to any contract or agreement, relating to provision by TARGET of services, with any federal, state or local government, governmental agency or other governmental authority.

                  (p)      NOTES AND ACCOUNTS RECEIVABLE.

         Except as set forth on Section 4(p) of the Disclosure Schedule, all notes and all accounts receivable of TARGET are reflected properly on their books and records, have been recorded in accordance with GAAP, are valid receivables subject to no setoffs or counterclaims, and are current and subject to the reserves shown on the Most Recent Balance Sheet.

                  (q)      POWERS OF ATTORNEY.

         There are no outstanding powers of attorney executed on behalf of TARGET.

                  (r)      INSURANCE.

         Section 4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which TARGET has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year:

                           (i) the name, address, and telephone number of the
                  agent;

                           (ii) the name of the insurer, the name of the
                  policyholder, and the name of each covered insured; and

                           (iii) the policy number and the period of coverage.

With respect to each such insurance policy: (A) to the Knowledge of the Sellers, the policy is in full force and effect; (B) to the Knowledge of the Sellers, except as otherwise set forth on Section 4(r) of the Disclosure Schedule and subject to the acts of Kendle, the policy will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Sellers, TARGET, and to the Knowledge of Sellers (without duty to further investigate) no other party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of Sellers no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default by TARGET, or permit termination, modification, or acceleration, under the policy; and (D) TARGET has not and to the Knowledge of Sellers (without duty to further investigate) no other party to the policy has repudiated any provision thereof. TARGET has been covered during the past five (5) years by insurance in scope and amount reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(r) of the Disclosure Schedule describes any self-insurance arrangements affecting TARGET. TARGET has provided Kendle, prior to the Closing Date, with copies of the insurance policies listed on Section 4(r) of the Disclosure Schedule together with copies (to the extent in TARGET'S possession or under TARGET'S control) of any other insurance policies purchased or maintained by TARGET and relating to the three (3) year period prior to the date of this Agreement.

                  (s)      LITIGATION.

         Section 4(s) of the Disclosure Schedule sets forth each instance in which TARGET (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Sellers and the directors and officers of TARGET, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(s) of the Disclosure Schedule is likely, if adversely determined, to result in any TARGET Material Adverse Change. None of the Sellers and the directors and officers of TARGET has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against TARGET.

                  (t)      EMPLOYEE BENEFITS.

                           (i) Section 4(t) of the Disclosure Schedule lists
                  each Employee Benefit Plan that TARGET maintains or to which TARGET contributes or has any obligation to contribute.

                                    (A) Each such Employee Benefit Plan (and
                           each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, COBRA and other applicable laws, except as to such matters where failure to comply would not result in a TARGET Material Adverse Change.

                                    (B) Except as set forth in Section 4(t) of
                           the Disclosure Schedule, all required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been filed and distributed appropriately with respect to each such Employee Benefit Plan.

                                    (C) All contributions (including all
                           employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of TARGET. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (D) Except as set forth in Section 4(t) of
                           the Disclosure Schedule, each Employee Benefit Plan which is an Employee Pension Benefit Plan has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter.

                                    (E) The market value of assets under each
                           such Employee Benefit Plan which is an Employee Pension Benefit Plan subject to Title IV of ERISA (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                                    (F) Except as set forth in Section 4(t) of
                           the Disclosure Schedule, the Sellers have delivered to Kendle correct and complete copies of the plan documents and, to the extent applicable to such plan, summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                           (ii) With respect to each Employee Benefit Plan that
                  TARGET maintains or ever has maintained or to which TARGET contributes, ever has contributed, or ever has been required to contribute:

                                    (A) No such Employee Benefit Plan which is
                           an Employee Pension Benefit Plan subject to Title IV of ERISA (other than any Multiemployer Plan) has been completely or partially terminated within the five
                           (5) year period preceding the date of this Agreement, or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any

                           Multiemployer Plan) has been instituted or , to the Knowledge of any of the Sellers and the directors and officers of TARGET or of TARGET, threatened.

                                    (B) No Fiduciary has any Liability for
                           breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan that could result in any material Liability to Kendle. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or , to the Knowledge of any of the Sellers and the directors and officers of TARGET, threatened. None of the Sellers and the directors and officers of TARGET has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                                    (C) TARGET has not incurred, and none of the
                           Sellers and the directors and officers of TARGET has any reason to expect that TARGET will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA sec.4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, other than a Liability to pay benefits or make contributions to such plan in accordance with its terms.

                           (iii) TARGET does not contribute to, nor has ever
                  contributed to, nor has ever been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA sec.4201) under any Multiemployer Plan.

                           (iv) TARGET does not maintain or ever has maintained
                  and does not contribute, ever has contributed, or ever has been required to contribute, to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for retired or terminated employees (current or future), their spouses, or their dependents (other than benefit continuation rights in accordance with COBRA).

                  (u)      GUARANTEES.

         TARGET is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

                  (v)      ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

         Except as disclosed in Section 4(v) of the Disclosure Schedule:

                           (i) TARGET has not at any time generated, used,
                  treated or stored Hazardous Materials in violation in any material respect of any applicable Environmental Law, or in any way which will hereafter require material remedial action under any applicable Environmental law, and TARGET has not received any notice of any such violation with respect to Hazardous Materials;

                           (ii) to the Knowledge of the Sellers (without duty to
                  further investigate), there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto any property owned or leased by TARGET of Hazardous Materials, other than releases permissible under applicable Law or allowable under applicable permits;

                           (iii) TARGET, its operations and any property owned
                  by it are in compliance in all material respects with (i) all applicable Environmental Laws, and (ii) the requirements of any permits issued under such laws; and

                           (iv) there are no pending or threatened claims
                  against TARGET relating to Hazardous Materials or environmental matters affecting any property owned or leased by TARGET.

None of the environmental circumstances, conditions or occurrences disclosed in
Section 4(v) of the Disclosure Schedule or reflected in the Financial Statements involves or will result in any material liability to TARGET.

                  (w)      CERTAIN BUSINESS RELATIONSHIPS WITH TARGET.

         Except as contemplated or permitted by this Agreement, disclosed in
Section 4(w) of the Disclosure Statement or reflected in the Financial Statements, none of the Sellers is involved in any business arrangement or relationship with TARGET, and none of the Sellers owns any material asset, tangible or intangible, which is used in the business of TARGET.

                  (x)      DISCLOSURE.

         The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Section 4, in light of the circumstances under which they were made, not misleading.

                  (y)      FINANCIAL PROJECTIONS.

         The Sellers have no knowledge of any fact or circumstance (other than changes in the national or regional economy and general developments in the United States pharmaceutical, medical device, food products or biotechnology industry or in the consulting services industry) which Sellers reasonably believe will result in the financial projections of TARGET for the period from Closing to December 31, 2001 (a copy of which is set out in Exhibit 4(y) hereto) not being achieved in any material respect causing a TARGET Material Adverse Change.

         5.       INTENTIONALLY LEFT BLANK.

         6.       POST-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period following the Closing.

                  (a)      GENERAL.

         If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that, from and after the Closing, Kendle will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort within the possession of, or under the control of, any Seller or TARGET, relating to TARGET (other than such documents, books, records (including Tax records), agreements and financial data that solely relate to one or more Sellers personally), provided, however, that for a period of six (6) years after the Closing Date, (i) Kendle shall cause TARGET to retain all of such books and records, and (ii) provide Sellers and their representatives with reasonable access to, and the right to make copies of, all of the books and records transferred to Kendle hereunder to the extent that such access may reasonably be required by any Seller in connection with matters relating to or affected by the operations of TARGET prior to the Closing Date, including, but not limited to, in connection with the preparation of the Tax Returns pursuant to Section 9(c) of this Agreement. Such access shall be afforded by Kendle upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6(a). If Kendle shall desire to dispose of any of such books and records prior to the expiration of such six year period, Kendle shall, before such disposition, provide Sellers a reasonable opportunity (in any event not less than thirty (30) days), at Sellers' expense, to segregate and remove such books and records as Sellers may select.

                  (b)      LITIGATION SUPPORT.

         In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving TARGET, each of the other

Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (c)      TRANSITION.

         None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of TARGET from maintaining the same business relationships with TARGET after the Closing as it maintained with TARGET prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of TARGET to Kendle from and after the Closing.

                  (d)      CONFIDENTIALITY.

         Each of the Sellers (or if the Closing does not occur, Kendle) will treat and hold as confidential all of the Confidential Information of TARGET, refrain from using any of the Confidential Information of TARGET (other than in the case of Sellers, Confidential Information that solely relates to the Sellers personally) except in connection with this Agreement and prior to the Closing Date, by Sellers, in connection with the business of TARGET. Sellers will if the Closing occurs deliver promptly to Kendle or destroy, at the request of Kendle, all copies of the Confidential Information of TARGET which are in his, her or its possession. If the Closing does not occur, Kendle will deliver promptly to TARGET or destroy, at the request of TARGET, all copies of the Confidential Information of TARGET, provided, however, that Kendle's counsel may maintain a single copy of all Confidential Information in confidence in its legal files notwithstanding any of the foregoing, so long as Kendle does not and causes such counsel not to disclose such information to any third party or use such information for any purpose. In the event that any of the Sellers (if a Closing occurs) or Kendle (if a Closing does not occur) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of TARGET, that Seller will notify Kendle or Kendle will notify TARGET, as the case may be, promptly of the request or requirement so that the other Person may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, a Person subject to confidentiality obligations hereunder is compelled to disclose such Confidential Information of TARGET, such Person may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing Person shall use his, her or its reasonable best efforts to obtain, such reasonable request of the other Person and an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Person shall designate.

                  (e)      KENDLE SHARES.

         Each Seller hereby covenants and agrees that, without the prior written consent of Kendle, he, she or it may not sell, assign, convey or otherwise transfer any of the Kendle Shares received hereunder during a period of ninety
(90) days beginning on the Closing Date ("Lockout Period"). Each Kendle Share will be imprinted with a legend substantially in the following form: "The shares evidenced by this certificate were originally issued on February 27, 2001, and have not been registered under the Securities Act of 1933, as amended. The transfer of the shares evidenced by this certificate is subject to the restrictions set forth in Section 6 of the Stock Purchase Agreement dated February 27, 2001. The issuer of the shares evidenced by this certificate will furnish a copy of these provisions to the holder hereof without charge upon written request.

Each holder desiring to transfer a Kendle Share first must furnish Kendle with
(i) a written opinion reasonably satisfactory to Kendle in form and substance from counsel reasonably satisfactory to Kendle by reason of experience to the effect that the holder may transfer Kendle Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Kendle in form and substance agreeing to be bound by the restrictions on transfer contained herein. The provisions of this paragraph shall not be applicable to a transfer of a Kendle Share which has been registered pursuant to the terms of the Registration Rights Agreement.

                  (f)      OPENING BALANCE SHEET AUDIT.

         Pre-Closing, Kendle's independent public auditors ("Kendle Auditors") shall audit the Opening Balance Sheet provided by Sellers in accordance with
Section 7(a)(xx) below and deliver to Sellers and Kendle no more than sixty (60) days after the Closing a copy of their report thereof (the "Report"). Should the Kendle Auditors determine that TARGET's net asset amount on the Closing Date (determined in accordance with GAAP and TARGET's past practices) (the amount so determined being hereinafter referred to as the "Kendle Net Asset Amount") is less than Eight Hundred Thousand Dollars ($800,000), then Sellers shall pay to Kendle, on a dollar-for-dollar basis and without giving effect to the provisions of Section 8(b)(iv) hereof, the difference between the Kendle Net Asset Amount and $800,000 within thirty (30) days after receiving such Report. Should the Kendle Auditors determine that TARGET'S net asset amount on the Closing Date is greater than Eight Hundred Thousand Dollars ($800,000), then Kendle shall pay to Sellers, on a dollar-for-dollar basis, the difference between the Kendle Net Asset Amount and $800,000 within thirty (30) days after receiving such Report. In determining the Kendle Net Asset Amount, the Kendle Auditors shall take into account any notes or accounts receivable on TARGET's books and records as of the Closing Date that become uncollectible after the Closing Date and any reserve shown on the Most Recent Balance Sheet that remains after giving effect to notes or accounts receivable which are on the books and records of TARGET as of the Closing Date and collected after the Closing and notes and accounts receivable (if any) which are on the books and records of TARGET as of the Closing Date that become uncollectible after the Closing Date. Notwithstanding the provisions of this Section 6(f) to the contrary, if the Sellers dispute the Kendle Net Asset Amount, and the Sellers deliver to Kendle within fifteen (15) days of their receipt of the Report a letter specifying in reasonable detail the Sellers' objections to the determination of the Kendle Net Asset Amount, (a) the parties shall try to in good faith resolve the matters set forth in Sellers' letter and if the parties fail to reach an agreement in good faith on or before the fifteenth (15th) day after receipt by Kendle of Sellers' letter then the dispute shall be referred for final binding resolution to a mutually acceptable partner at a mutually acceptable firm of certified public accountants ("Independent Auditors") (whose determination shall be made in accordance with GAAP and TARGET's past practices and shall be conclusive and binding on the parties), and (b) no payment shall be due hereunder on the 30th day following receipt of the Report, but the Sellers shall pay to Kendle or Kendle shall pay to Sellers, as appropriate, the difference, if any, between the Kendle Net Asset Amount, as modified, by the final determination of the Independent Auditors, and $800,000 within thirty (30) days of such final determination. If the dispute is resolved by the Independent Auditors in favor of the Sellers, Kendle shall pay the costs and fees charged by the Independent Auditors in connection with such resolution; if the dispute is resolved by the Independent Auditors in favor of Kendle, the Sellers shall pay the costs and fees charged by the Independent Auditors in connection with such resolution.

                  (g)      KEY MAN LIFE INSURANCE.

         If either of the Insider Shareholder's employment is terminated for any reason prior to the second anniversary of the Closing Date and Kendle has obtained Key Man Life Insurance for such Inside Shareholder, Kendle agrees that it will, at such Insider Shareholder's option, either (i) cancel the Key Man Life Insurance policy under which it has paid premiums or (ii) transfer such policy to such Insider Shareholder with no further obligation on the part of Kendle to make any premium payments.

                  (h)      LIABILITIES IN CONNECTION WITH TERMINATION OF 401(k)
                           PLAN

         In connection with the termination of the 401(k) Plan (defined in Section 7(a)(xv) below) Kendle covenants that it will bear all costs and expenses required to terminate the 401(k) Plan and will assume any Liabilities that arise after the Closing in connection with the 401(k) Plan to the extent such Liabilities do not arise as a result of a breach by Sellers of the representations and warranties concerning TARGET contained in Section 4(t) of this Agreement.

         7.       CONDITIONS TO OBLIGATION TO CLOSE.

                  (a)      CONDITIONS TO OBLIGATION OF KENDLE.

         The obligation of Kendle to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
                  Section 3(a) and Section 4 above shall be true and correct in all material respects (other than representations and warranties having materiality qualifiers, which shall be true and correct in all respects) at and as of the Closing Date;

                           (ii) the Sellers shall have performed and complied
                  with all of their covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending
                  or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                  (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Kendle to own TARGET Shares and to control TARGET, or (D) affect adversely the right of TARGET to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the Sellers shall have delivered to Kendle a
                  certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

                           (v) [Intentionally Left Blank];

                           (vi) Kendle's bank lenders shall have given their
                  written consent to the transaction contemplated by this Agreement;

                           (vii) Anthony Celeste and Michael Celeste shall have
                  entered into Employment Agreements substantially in the form of Exhibit 7(a)(vii) hereto (the "Employment Agreements");

                           (viii) each of the Sellers shall have executed and
                  delivered a release in the form of Exhibit 7(a)(viii) hereto (the "Releases");

                           (ix) each of the Sellers shall have executed and
                  delivered a Non-Competition and Non-Disclosure Covenant in the form of Exhibit 7(a)(ix) hereto (the "Covenants");

                           (x) each of the Sellers shall have executed and
                  delivered an Agreement to Preserve Goodwill in the form of
                  Exhibit 7(a)(x) hereto ("Agreement to Preserve Goodwill").

                           (xi) no material adverse change in the business,
                  assets, liabilities, income, financial condition, operations, results of operations or business prospects of TARGET ("TARGET Material Adverse Change") shall have occurred since October 31, 2000 (the parties expressly agree and acknowledge that TARGET shall prior to Closing extend to certain of its employees (but not pay) and accrue for on its balance sheet, certain discretionary one-time bonuses set forth on Section 4(h) of the Disclosure Schedule and the bonuses paid to the Sellers (other than Barbara Celeste) and that such accrual and bonuses shall not be deemed to constitute for purposes of this
                  Section 7(a)(xi), a TARGET Material Adverse Change); provided, however, if a TARGET Material Adverse Change shall have occurred, Kendle and the Sellers shall negotiate in good faith with respect to a reasonable adjustment of the Purchase Price. If agreement is not reached with respect to such an adjustment, Kendle may terminate this Agreement for failure of a condition precedent;

                           (xii) the Parties and TARGET shall have received all
                  authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii) and Section 4(c) above;

                           (xiii) Kendle shall have received from Carter,
                  Ledyard & Milburn counsel to the Sellers an opinion in form and substance as set forth in Exhibit 7(a)(xiii) attached hereto, addressed to Kendle, and dated as of the Closing Date (which opinion assumes that the laws of Maryland are the same as the laws of New York);

                           (xiv) Kendle shall have received the resignations,
                  effective as of the Closing, of each director and officer of TARGET other than those whom Kendle shall have specified in writing at least five business days prior to the Closing;

                           (xv) TARGET shall adopt resolutions to terminate its
                  401(k) Plan (the "401(k) Plan") immediately prior to the Closing Date and Kendle shall receive from TARGET evidence that TARGET's Board of Directors has adopted resolutions to terminate the 401(k) Plan effective as of the day immediately preceding the Closing Date;

                           (xvi) Intentionally Left Blank;

                           (xvii) Intentionally Left Blank;

                           (xviii) each of the Sellers shall have executed and
                  delivered the Escrow Agreement;

                           (xix) all actions required by the terms hereof to be
                  taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents necessary or reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Kendle.

                           (xx) Sellers shall have delivered an estimated
                  unaudited balance sheet (the "Opening Balance Sheet") for the period ended February 28, 2001 which reflects a minimum net asset amount of Eight Hundred Thousand Dollars ($800,000).

Kendle may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  (b) CONDITIONS TO OBLIGATION OF THE SELLERS.

         The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
                  Section 3(b) above shall be true and correct in all material respects (other than representations and warranties having materiality qualifiers, which shall be true and correct in all respects) at and as of the Closing Date;

                           (ii) Kendle shall have performed and complied with
                  all of its covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending
                  or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                  (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) Kendle shall have delivered to the Sellers a
                  certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                           (v) Kendle shall have entered into Employment
                  Agreements with Anthony Celeste and Michael Celeste in the form of Exhibit 7(a)(vii) hereto;

                           (vi) Kendle shall have executed and delivered the
                  Registration Rights Agreement in the form of Exhibit 7(b)(vi) hereto;

                           (vii) no material adverse change in the business,
                  assets, liabilities, income, financial condition, operations, results of operations or business prospects of Kendle ("Kendle Material Adverse Change") shall have occurred since the date of the latest Kendle SEC Report; provided, however, that if a Kendle Material Adverse Change shall have occurred, the Seller and Kendle shall negotiate in good faith with respect to a reasonable adjustment to the Purchase Price. If agreement is not reached with respect to such an adjustment, the Sellers may terminate this Agreement for failure of a condition precedent;

                           (viii) Intentionally Left Blank.

                           (ix) the Parties and TARGET shall have received all
                  authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

                           (x) the Sellers shall have received from counsel to
                  Kendle an opinion in form and substance as set forth in
                  Exhibit 7(b)(x) attached hereto, addressed to the Sellers, and dated as of the Closing Date (which opinion assumes that the laws of Ohio are the same as the laws of Maryland);

                           (xi) Kendle and Fifth Third Bank shall have executed
                  and delivered the Escrow Agreement;

                           (xii) all actions required by the terms hereof to be
                  taken by Kendle in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents necessary or reasonably required hereunder to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers; and

                           (xiii) the Sellers shall have been released and
                  discharged from and with respect to any of their obligations, debts, agreements, Guarantees and promises under the Sellers' personal Guarantees of the obligations of TARGET (the "Guarantees"). In the event that one or more of the Guarantees have not been released and discharged by the Closing then the Sellers agree to waive this condition and complete the Closing so long as TARGET agrees in writing to indemnify and hold the Sellers harmless from all cost, liability and expense related to such Guarantees.

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

         8.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (a)      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All of the representations and warranties of the Sellers contained in Sections 4(a)-4(j), Sections 4(l)-4(u) and Sections 4(w)-4(y) above shall survive the Closing hereunder and continue in full force and effect through and until two (2) years following the Closing. All of the representations and warranties of Kendle contained in Section 3(b) above shall survive the Closing hereunder and continue in full force and effect through and until two (2) years following the Closing with the exception of Section 3(b)(iv) and 3(b)(v), which shall survive the Closing and continue in full force and effect through and until four (4) years following the Closing. All of the representations and warranties of the Sellers contained in this Agreement in Section 3(a) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statute of limitations). All of the representations and warranties of the Sellers contained in this Agreement in Section 4(v) above shall survive the Closing hereunder and continue in full force and effect through and until ten (10) years following the Closing and all of the representations and warranties in Section 4(k) of this Agreement shall survive Closing hereunder and continue in full force and effect through and until six
(6) years following the Closing.

                  (b)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF KENDLE

                           (i) In the event any of the Sellers breaches (or in
                  the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and, if there is an applicable survival period pursuant to Section 8(a) above, provided that Kendle makes a written claim for indemnification against any of the Sellers pursuant to Section 11(h) below within such survival period, then each of the Sellers agrees, on a joint and several basis, to indemnify Kendle from and against the entirety of any Adverse Consequences Kendle may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Kendle may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (ii) In the event any Seller breaches (or in the
                  event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of his, her or its covenants in Section 2(a) above or any of his, her or its representations and warranties in Section 3(a) above, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that Kendle makes a written claim for indemnification against the Seller pursuant to Section 11(h) below within such survival period, then the Seller agrees to indemnify Kendle from and against any Adverse Consequences Kendle may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Kendle may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

                           (iii) The maximum aggregate liability of the Sellers
                  for indemnification under Section 8(b)(i), Section 8(b)(ii),
                  Section 8(g) or any other provision of this Agreement or otherwise in connection with the transactions contemplated by this Agreement, shall be limited to seventy-five percent (75%) of the Purchase Price (the "Maximum Indemnification Obligation").

                           (iv) In no event shall Sellers be obligated to
                  indemnify Kendle under Section 8(b)(i) or Section 8(b)(ii) unless and until the aggregate Adverse Consequences for which Kendle would otherwise be entitled to indemnification under either Section 8(b)(i) or Section 8(b)(ii), or both, exceeds One Hundred Thousand and 00/100 Dollars ($100,000). Once the aggregate Adverse Consequences, for which Kendle would otherwise be entitled to indemnification under either Section 8(b)(i) or Section 8(b)(ii), or both, exceeds One Hundred Thousand and 00/100 Dollars ($100,000) of Adverse Consequences, Kendle and Sellers shall bear the next Fifty Thousand and 00/100 Dollars ($50,000) of Adverse Consequences on a fifty percent (50%)/fifty percent (50%) basis. Once the aggregate Adverse Consequences for which Kendle would otherwise be entitled to indemnification under either Section 8(b)(i) or Section 8(b)(ii), or both, exceeds One Hundred Fifty Thousand and 00/100 Dollars ($150,000), Kendle shall be entitled to indemnification for all Adverse Consequences in excess of One Hundred Fifty Thousand and 00/100 ($150,000), regardless of dollar value, subject to the limitation of the Maximum Indemnification Obligation.

                           (v) Kendle shall satisfy Sellers' indemnification
                  obligations first by recourse to the Escrow Assets held by the Fifth Third Bank, as escrow agent, pursuant to the Escrow Agreement (if indemnification obligations are satisfied out of the Escrow Shares, the Escrow Shares shall be valued at the then prevailing market price calculated as the average closing price of Kendle Shares for the twenty (20) trading days preceding the five (5) trading days before the date on which the amount of the indemnification obligations hereunder is established), and then, and only to the extent, that any given claim or claims being asserted in good faith by Kendle could not be satisfied out of the Escrow Assets being held under the Escrow Agreement, Kendle may satisfy Sellers' indemnification obligations by direct recourse against the Sellers, provided, however, that with respect to Sellers' indemnification obligations under Section 2(a) and 3(a), if such obligations are satisfied by recourse pursuant to the terms of this
                  Section 8(b)(v) to the Escrow Assets, only the breaching Seller's or Sellers' prorated portion of the Escrow Assets may be used to satisfy such indemnification obligations.

                  (c)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE
                           SELLERS.

         In the event Kendle breaches any of its representations, warranties, and covenants contained herein (or in the event any third party alleges facts that, if true, would mean Kendle has breached), and, if there is an applicable survival period pursuant to Section 8(a) above, provided that any of the Sellers makes a written claim for indemnification against Kendle pursuant to Section 11(h) below within such survival period, then Kendle agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Kendle shall also indemnify any Seller from and against the entirety of any Adverse Consequences such Seller may suffer as a result of any obligations or liability of TARGET or any TARGET Subsidiary (other than this Agreement) guaranteed by such Seller.

                  (d)      MATTERS INVOLVING THIRD PARTIES.

                           (i) If any third party shall notify any Party (the
                  "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (ii) Any Indemnifying Party will have the right to
                  defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will defend the Indemnified Party from and against the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with reasonably acceptable evidence that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill any related indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not reasonably likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is conducting
                  the defense of the Third Party Claim in accordance with
                  Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv) In the event any of the conditions in Section
                  8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may, except in the case of a condition set forth in Section 8(d)(ii)(C) and Section 8(d)(ii)(D) (in which case the provisions of Section 8(d)(iii) shall apply), defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem commercially appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will (unless they are disputing that indemnification is required) reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
                  Section 8.

                  (e)      DETERMINATION OF ADVERSE CONSEQUENCES.

         With respect to all expenses directly incurred and fees directly paid by Kendle only, which are indemnifiable Adverse Consequences under this Section 8, the Parties shall take into account the time cost of money (using the Prime Rate as then reported in the Midwest edition of the WALL STREET JOURNAL as the interest rate) in determining Adverse Consequences for purposes of this Section
8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

                  (f)      OTHER MATTERS.

         Notwithstanding any of the provisions of this Section 8 to the contrary, Sellers jointly and severally covenant that they shall (i) bear on a dollar-for-dollar, first dollar basis all costs, obligations and expenses (including (without limitation) reasonable attorneys' fees and filing charges) incurred or associated with the dissolution and winding up of the affairs of AAC Consulting Limited and all Adverse Consequences arising therefrom; (ii) reimburse Kendle on a dollar-for-dollar, first dollar basis for all Adverse Consequences arising from any claims made in connection with the matters disclosed on Disclosure Schedule Section 4(s) relating to DD Products, Inc.; and
(iii) reimburse Kendle on a dollar-for-dollar, first dollar basis for all Adverse Consequences it may incur in connection with authorizing or qualifying TARGET to conduct business in any of the following jurisdictions: California, Delaware, District of Columbia, Florida, Louisiana, Massachusetts, Michigan, New Jersey, North Carolina, Pennsylvania, Puerto Rico, Texas and Virginia. The obligations of Sellers set forth in this Section 8(f) shall not be subject to any of the limitations provided elsewhere in Section 8.

                  (g)      SOLE REMEDY.

         Kendle and the Sellers acknowledge and agree that the foregoing indemnification provisions of this Section 8 are the Sellers', and Kendle's sole and exclusive remedy against Kendle and each Seller, as the case may be, for any claim with respect to a breach of a representation or warranty by the Sellers or Kendle. Notwithstanding the foregoing, the limitations contained in this Section 8(g) shall not apply and the Parties shall have their full rights and remedies at law and equity in the event of any claim or allegation of common law fraud and also as provided in the Covenants and the Agreements to Preserve Goodwill.

                  (h)      OTHER INDEMNIFICATION PROVISIONS.

         The amount of Adverse Consequences for which indemnification is provided under this Section 8 shall be net of (i) any net amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, after taking into account all expenses thereof,
(ii) any net insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Adverse Consequences (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder), after taking into account all expenses thereof, and (iii) an amount equal to the net present value of the Tax benefit, if any, attributable to such Adverse Consequences, after taking into account all expenses thereof. The Indemnified Party agrees that with respect to any Adverse Consequences for which the Indemnified Party gets payment from the Indemnifying Party and for which indemnification is available under an agreement between the Indemnified Party and a third party or under the insurance policies of the Indemnified Party, the Indemnifying Party shall have the right to directly pursue and bring appropriate claims against such additional sources of indemnification and the Indemnified Party shall fully and in good faith cooperate (including by making available to the Indemnifying Party all documents pursuant to the terms of which such additional indemnification is available) with the Indemnifying Party in its efforts thereto. If the amount to be netted hereunder from any payment required under Section 8 is determined after payment by the Indemnifying Party hereunder of any amount otherwise required to be paid to an Indemnified Party under this Section 8, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 8 had such determination been made at the time of such payment. The increased cost of any insurance premiums and the cost of pursuing any Tax benefit and/or insurance recovery shall be taken into account in determining the amount offsetting Adverse Consequences hereunder.

         9.       TAX COVENANTS.

                  (a)      VALUATION OF KENDLE SHARES.

         For tax purposes, the fair market value of the Kendle common stock transferred under Section 2 shall be the mean between the highest and lowest selling price of such shares on the Closing Date respectively, as determined by the Nasdaq National Market System.

                  (b)      PAYMENT OF TAXES AND FEES.

         The Sellers shall pay or reserve for payment when due out of the Purchase Price (a) any documentary, stamp, sales, excise, transfer or other taxes (including income Taxes) payable in respect of the transfer of the TARGET shares and (b) all fees and charges that were incurred by the Sellers in connection with the transactions contemplated hereby. The Sellers shall cause to be prepared and filed any and all returns and other filings relating to any such Taxes.

                  (c)      TAXES - SELLERS.

         The Sellers shall cause to be timely (giving effect to any extensions timely filed) and properly prepared, and Kendle shall cause to be executed and timely filed (provided such income Tax Return has been timely and properly prepared), all income Tax Returns of TARGET relating to all taxable periods of TARGET ending on or before the Closing Date, and the Sellers shall be responsible for the timely payment of all Taxes to which such Returns relate. All such Returns shall be prepared, and all elections with respect to such Returns shall be made, in a manner consistent with past practice with respect to TARGET and at the expense of the Sellers. The Sellers shall not amend any previously filed Tax Return without the prior written consent of Kendle, which consent shall not be unreasonably withheld or delayed.

                  (d)      OPTION TO RETURN CASH OR CLOSING SHARES.

         Both Kendle and the Sellers acknowledge that Section 483 of the Code, Interest on Certain Deferred Payments, will apply to any payments made under this Agreement due more than six months after the Closing Date.

         10.      NON-COMPETITION COVENANT.

                  (a)      BASIC COVENANT.

         The Sellers agree that for a period of four years from and after the Closing Date (the "Non-Competition Term") they shall not, directly or indirectly, as an officer, director, employee, consultant, principal, partner, member, shareholder or otherwise, except on behalf of Kendle or its subsidiaries or assigns or for its or their benefit: (i) engage in the business of a contract research organization (within the meaning of 21 CFR Part 312.3), providing clinical research and drug development services to pharmaceutical and biotechnology companies (the "Business"), or engage in the business of providing regulatory consulting services to pharmaceutical, medical device and food products companies ("AAC Business"), in any state of the United States of America or in any other jurisdiction or country outside the United States of America: (x) in which TARGET or any of its subsidiaries or affiliates conducted business or had operations immediately prior to consummation of the transactions contemplated by this Agreement; or (y) in which TARGET or Kendle, at any time during the Non-Competition Term, engages in the Business; (ii) solicit or accept orders that relate specifically to the Business from any customer or active potential customer of Target existing on the Closing Date; or (iii) hire, solicit or endeavor to entice away from TARGET or Kendle any person who is or was employed by TARGET or Kendle at any time during the Non-Competition Term or approach any such person for any such purpose or authorize or knowingly cooperate with the taking of any such action by any other individual, person or entity; provided, however, that the parties acknowledge and agree that the Sellers shall be able to accept employment with a pharmaceutical, biotechnology, medical device or food products company and no violation of this Section 10 shall have occurred if any Seller accepts employment with and/or becomes an employee of a pharmaceutical, biotechnology, medical device or food products company to the extent that such Seller does not provide regulatory consultant services for third parties (I.E., parties other than the Seller's pharmaceutical, biotechnology, medical device or food products company employer) (the obligations contained in this Section 10(a) being hereinafter referred to as the "Non-Competition Covenant").

                  (b)      REMEDIES FOR BREACH OF NON-COMPETITION COVENANT.

         The Sellers hereby agree and acknowledge that the restrictions contained in the Non-Competition Covenant are reasonable and necessary to protect the legitimate interests of Kendle and its Affiliates and that Kendle would not enter into this Agreement without such Non-Competition Covenant. If Kendle believes that the Sellers are in breach of their obligations set forth in
Section 10(a), then Kendle shall deliver notice of such breach to Sellers, and Sellers shall have thirty (30) days to cure such breach or such longer time as may be reasonably necessary to cure such breach provided Sellers are diligently pursuing such cure and does not exceed sixty (60) days. The Parties agree that if the Sellers breach their Non-Competition Covenant and do not cure such breach pursuant to the provisions of the foregoing sentence, continuing and irreparable harm will be caused to Kendle thereby and that Kendle shall be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 10(a) of this Agreement. The Parties further agree that if an arbitrator shall have made a final, binding and non-appealable ruling that such a breach has occurred (or if a court of competent jurisdiction shall have so found, and the time for appeal shall have expired and no appeal shall be pending), Kendle shall, be entitled to liquidated damages as set forth below in Section 10(c) below, provided, however, that this provision shall apply with respect to a breach by an Inside Shareholder only if the liquidated damages provision in Section 4 of such Seller's Non-Competition and Non-Disclosure Agreement is not also applied. The Parties hereby instruct any arbitrator or court that may find any provision of this

Non-Competition Covenant to be unenforceable because it is over broad or in violation of public policy to modify this Non-Competition Covenant to the minimum extent needed to permit enforcement thereof.

                  (c)      LIQUIDATED DAMAGES.

         If an arbitrator shall have made a final binding and non-appealable ruling that either of the Inside Shareholders has violated the restrictions set forth in Section 10(a) and not cured such breach pursuant to the terms of
Section 10(b) hereof (or if a court of competent jurisdiction shall have so found, and the time for appeal shall have expired and no appeal shall be pending), the breaching Inside Shareholder shall pay Kendle liquidated damages in the amount of Three Million Dollars ($3,000,000.00) for any breach or breaches, provided, however, that in no event shall the maximum aggregate amount of damages recoverable under this Section for any and all breaches exceed Six Million Dollars ($6,000,000).

         11.      MISCELLANEOUS.

                  (a)      NATURE OF CERTAIN OBLIGATIONS.

                           (i) The covenants of each of the Sellers in Section
                  2(a) above concerning the sale of his, her or its TARGET Shares to Kendle and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in
                  Section 8 above for any Adverse Consequences Kendle may suffer as a result of any breach thereof.

                           (ii) The remainder of the representations,
                  warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences Kendle may suffer as a result of any breach thereof.

                  (b)      PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.

         No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Kendle and the Sellers (which approval shall not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                  (c)      NO THIRD-PARTY BENEFICIARIES.

         This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (d)      ENTIRE AGREEMENT.

         This Agreement, the Disclosure Schedule and the Exhibits and other documents annexed hereto or referred to herein constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, including, but not limited to, the Exclusive Negotiating Agreement by and between Kendle and TARGET entered into as of January 10, 2001, to the extent they relate in any way to the subject matter hereof.

                  (e)      SUCCESSION AND ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of Kendle and the Sellers; provided, however, that Kendle may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Kendle nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (f)      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (g)      HEADINGS.

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h)      NOTICES.

         All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or nationally recognized courier and addressed to the intended recipient as set forth below:

         IF TO THE SELLERS:          AAC CONSULTING GROUP, INC.
                                     7361 Calhoun Place, Suite 500
                                     Rockville, Maryland  20855
                                     Attention:  Michael Celeste

         COPY TO:                    CARTER, LEDYARD & MILBURN
                                     2 Wall Street
                                     New York , New York  10005
                                     Attention:  James E. Abbott, Esq.

         IF TO KENDLE:               KENDLE INTERNATIONAL INC.
                                     441 Vine Street
                                     1200 Carew Tower
                                     Cincinnati, Ohio  45202

                                     Attention:   Paul F. Ritter, Esq.
                                                  General Counsel

         COPY TO:                    KEATING, MUETHING & KLEKAMP, P.L.L.
                                     One East Fourth Street
                                     1400 Provident Tower
                                     Cincinnati, Ohio  45202
                                     Attention:   Edward E. Steiner, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i)      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland. The parties hereby consent to service of process, and to be sued, in the State of Maryland and consent to the non-exclusive jurisdiction of the courts of the State of Maryland and the United States District court for the District of Maryland, in either case, sitting in the City of Baltimore, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any obligations hereunder, or with respect to the transactions contemplated hereby, and expressly waive any and all objections any of them may have as to venue in any such courts. Each of TARGET, Kendle and the Sellers hereby consents to the service of process upon him or it by mailing to the addresses set forth in Section 11(h).

                  (j)      AMENDMENTS AND WAIVERS.

         No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Kendle and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k)      SEVERABILITY.

         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l)      EXPENSES.

         Each of the Parties and TARGET will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that TARGET shall not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses or any brokerage fees) in connection with this Agreement or any of the transactions contemplated hereby.

                  (m)      CONSTRUCTION.

         The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

                  (n)      INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES.

         The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o)      SPECIFIC PERFORMANCE.

         Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the covenants contained in of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the covenants contained in this Agreement and to enforce specifically such covenants in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

                  (p)      DISPUTE RESOLUTION.

                           (i) If there is a dispute, claim, demand, or
                  controversy arising out of or relating to this Agreement (or any transaction contemplated thereby) or the formation, interpretation, performance, breach, termination or validity hereof (in each case, whether or not this Agreement has been terminated) (a "Dispute"), the Parties covenant and agree as follows:

                                    (A) Unless this Agreement specifically
                           provides for another method of dispute resolution for a particular type of Dispute, the parties shall first use their commercially reasonable best efforts to resolve such Dispute among themselves as provided in this Section. The party alleging the Dispute shall give written notice to the other party, specifying in reasonable detail the circumstances of the alleged Dispute (a "Dispute Notice"). Within thirty (30) days after the receipt of the Dispute Notice, representatives of the Parties shall meet or confer by telephone, and shall thereafter meet or confer as often as they reasonably deem necessary to resolve such Dispute amicably. All negotiations and discussions pursuant to this paragraph shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and procedure.

                                    (B) If the disputing parties fail to resolve
                           the Dispute within the thirty (30) day period specified above, and if this Agreement requires that the Dispute be submitted to binding arbitration, the Parties shall submit such dispute within thirty (30) days to binding arbitration, and the arbitration shall be conducted in accordance with the provisions in Section (C) below. If this Agreement does not require that the specific type of Dispute be submitted to binding arbitration, the Parties may submit the Dispute to binding arbitration by mutual agreement of the Parties, but failing such agreement, the Parties shall have the right to enforce any and all rights they may have at law or in equity with respect to such Dispute.

                                    (C) Any arbitration required (or undertaken
                           by agreement of the Parties) under this Agreement shall be conducted by a single arbitrator, who shall be appointed pursuant to the rules of the American Arbitration Association ("AAA"). The arbitration shall be held in Bethesda, Maryland, and shall be conducted in accordance with the commercial arbitration rules of the AAA. Upon written notice by a party to the other parties of a request for arbitration hereunder, the parties shall use their reasonable best efforts to cause the arbitration to be conducted in an expeditious manner. The determination of the arbitrators shall be final and binding on the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties shall each be responsible for their own expenses in connection with such arbitration, including, without limitation, counsel fees and fees for experts; provided, however, that the parties shall share equally in the expense of the arbitrators and of the AAA.

                  (q)      TERMINATION OF THIS AGREEMENT.

         This Agreement may be terminated at any time prior to the Closing:

                           (i) by the written agreement of all of the parties
                  hereto;

                           (ii) by Sellers if there has been a material
                  violation or breach by Kendle of any covenant, agreement, representation or warranty contained in this Agreement;

                           (iii) by Kendle if there has been a material
                  violation or breach by any of the Sellers of any covenant, agreement, representation or warranty contained in this Agreement; or

                           (iv) by either Kendle or Sellers if the Closing of
                  the transactions contemplated by this Agreement shall not have been consummated on or before February 28, 2001, provided, however, that termination pursuant to this subsection shall not relieve any party of the liabilities contemplated by the paragraph below, if applicable.

                  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any of the parties pursuant to (ii), (iii) or (iv) of this Section 11(q), written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated, none of the parties hereto nor any of their respective directors, officers or affiliates, as the case may be, shall have any liability or further obligation to any of the other parties or any of their respective directors, officers or affiliates, as the case may be, pursuant to this Agreement; provided, however, that if such termination shall result from the willful breach of a warranty or the willful failure of a party to fulfill a condition to the performance of the obligations of the other parties or to perform a covenant or agreement contained in this Agreement or from any other willful breach by any party to this Agreement, such party shall be solely liable for any and all damages, costs and expenses (including, but not limited to, counsel's fees) sustained or incurred by the other party or parties as a result of such failure or breach, or for specific performance pursuant to Section 11(o) hereof if permitted thereunder. The provisions of Sections 6(d), 11(h), 11(i), 11(k), 11(l), 11(o), 11(p) and 11(q) shall survive any termination hereof.

                  (r)      ACQUISITION PROPOSALS.

         Prior to the Closing Date, each of the Sellers agrees that:

                           (i) she/he shall not initiate, solicit or encourage,
                  directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or substantially all of the assets or any equity securities of TARGET, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussion with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

                           (ii) she/he will use her/his reasonable best efforts
                  not to permit any of the officers, employees, agents or financial advisors of TARGET to engage in any of the activities described in Section 11(r)(i);

                           (iii) she/he will immediately cease and cause to be
                  terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in
                  Section 11(r)(ii) of the obligations undertaken in this
                  Section 11(r); and

                           (iv) she/he will notify Kendle immediately if TARGET
                  receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it.

                     (Remainder of page intentionally blank)

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                Kendle:

                                KENDLE INTERNATIONAL INC.,


                                By:_____________________________________________
                                      Jeffrey A. Glancy
                                      Assistant Secretary and Director, Taxation


                                ________________________________________________
                                ANTHONY C. CELESTE


                                ________________________________________________
                                MICHAEL CELESTE



                                ________________________________________________
                                CHARLES CELESTE


                                BARBARA CELESTE REVOCABLE TRUST

                                By:_____________________________________________
                                      Barbara Celeste, as Trustee


                                By:_____________________________________________
                                      Anthony C. Celeste, as Trustee

                                TABLE OF CONTENTS
                                -----------------

1. DEFINITIONS................................................................1
2. PURCHASE AND SALE OF TARGET SHARES.........................................7
         (a) Basic Transaction................................................7
         (b) Purchase Price...................................................7
         (c) Intentionally Left Blank.........................................8
         (d) Intentionally Left Blank.........................................8
         (e) Intentionally Left Blank.........................................8
         (f) The Closing......................................................8
         (g) Deliveries at the Closing........................................9
3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION..................9
         (a) Representations and Warranties of the Sellers....................9
         (b) Representations and Warranties of Kendle........................10
4. REPRESENTATIONS AND WARRANTIES CONCERNING TARGET..........................12
         (a) Organization, Qualification, and Corporate Power................12
         (b) Capitalization..................................................13
         (c) Noncontravention................................................13
         (d) Brokers' Fees...................................................14
         (e) Title to Assets.................................................14
         (f) Subsidiaries....................................................14
         (g) Financial Statements............................................15
         (h) Events Subsequent to October 31, 2000...........................15
         (i) Undisclosed Liabilities.........................................17
         (j) Legal Compliance................................................18
         (k) Tax Matters.....................................................18
         (l) Real Property...................................................19
         (m) Intellectual Property...........................................20
         (n) Tangible Assets.................................................23
         (o) Contracts.......................................................23
         (p) Notes and Accounts Receivable...................................25
         (q) Powers of Attorney..............................................25
         (r) Insurance.......................................................25
         (s) Litigation......................................................26
         (t) Employee Benefits...............................................26
         (u) Guarantees......................................................28
         (v) Environmental, Health, and Safety Matters.......................28
         (w) Certain Business Relationships with TARGET......................29
         (x) Disclosure......................................................29
         (y) Financial Projections...........................................29
5. INTENTIONALLY LEFT BLANK..................................................30

6. POST-CLOSING COVENANTS....................................................30
         (a) General.........................................................30
         (b) Litigation Support..............................................30
         (c) Transition......................................................31
         (d) Confidentiality.................................................31
         (e) Kendle Shares...................................................32
         (f) Opening Balance Sheet Audit.....................................32
         (g) Key Man Life Insurance..........................................33
7. CONDITIONS TO OBLIGATION TO CLOSE.........................................33
         (a) Conditions to Obligation of Kendle..............................33
         (b) Conditions to Obligation of the Sellers.........................36
8. REMEDIES FOR BREACHES OF THIS AGREEMENT...................................38
         (a) Survival of Representations and Warranties......................38
         (b) Indemnification Provisions for Benefit of Kendle................38
         (c) Indemnification Provisions for Benefit of the Sellers...........39
         (d) Matters Involving Third Parties.................................40
         (e) Determination of Adverse Consequences...........................41
         (f) Sole Remedy.....................................................42
         (g) Other Indemnification Provisions................................42
9. TAX COVENANTS.............................................................43
         (a) Valuation of Kendle Shares......................................43
         (b) Payment of Taxes and Fees.......................................43
         (c) Taxes - Sellers.................................................43
         (d) Option to Return Cash or Closing Shares.........................43
10. NON-COMPETITION COVENANT.................................................43
         (a) Basic Covenant..................................................43
         (b) Remedies for Breach of Non-Competition Covenant.................44
         (c) Liquidated Damages..............................................45
11. MISCELLANEOUS............................................................45
         (a) Nature of Certain Obligations...................................45
         (b) Press Releases and Public Announcements.........................45
         (c) No Third-Party Beneficiaries....................................45
         (d) Entire Agreement................................................46
         (e) Succession and Assignment.......................................46
         (f) Counterparts....................................................46
         (g) Headings........................................................46
         (h) Notices.........................................................46
         (i) Governing Law...................................................47
         (j) Amendments and Waivers..........................................48
         (k) Severability....................................................48
         (l) Expenses........................................................48
         (m) Construction....................................................48

         (n) Incorporation of Exhibits, Annexes, and Schedules...............49
         (o) Specific Performance............................................49
         (p) Dispute Resolution..............................................49
         (q) Termination of this Agreement...................................50
         (r) Acquisition Proposals...........................................51